Exhibit 99.2

Hooker Furniture Corporation

Summary of Director Compensation

For 2005, each non-employee director of the Company will receive:

•	an annual retainer of $18,000,

•	$7,500 for serving on the Audit Committee and

•	$3,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees.

The Chair of the Audit Committee will receive an additional $4,500, and the Chairs of the Compensation and Nominating and Corporate Governance Committees will each receive an additional $3,000.

Employee directors receive no additional compensation for serving as directors. Directors are paid no other compensation by the Company for serving as directors. Directors will be reimbursed for reasonable expenses incurred in connection with attending board and committee meetings or performing their duties as directors.